Exhibit 4.9

Description of the Registrant's Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Description of the Registrant's Common Stock

References to “Intercept," "our" and the “Company” herein are, unless the context otherwise indicates, only to Intercept Pharmaceuticals, Inc. and not to any of its subsidiaries.

Description of Common Stock

General

The following is a summary of information concerning Intercept's common stock, par value $0.001 per share ("Common Stock"). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our restated certificate of incorporation and restated bylaws and are entirely qualified by, and should be read in conjunction with, these documents, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Common Stock

Authorized Capital Stock and Shares Outstanding. Our authorized capital stock consists of 90,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2022, 41,523,337 shares of Common Stock were outstanding, and no shares of preferred stock were outstanding. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our restated bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our restated bylaws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights.

Dividends. Subject to any restrictions in the Company’s debt financing agreements (including the limitations on restricted payments under the Company’s 3.50% Convertible Senior Secured Notes due 2026), and subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Liquidation and Dissolution. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Other Rights. The holders of Common Stock have no preferences or rights of conversion, exchange, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Transfer Agent and Registrar. VStock Transfer, LLC is transfer agent and registrar for the Common Stock.

NASDAQ Global Select Market. Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “ICPT.”

Anti-takeover Effects of Our Restated Certificate of Incorporation, Restated Bylaws and Delaware Law

The provisions of Delaware law and our restated certificate of incorporation and restated bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Business Combination Statute. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL. With some exception, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation. The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval. For purposes of Section 203 of the DGCL, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s outstanding voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, a stockholder must first have given timely notice of the proposal in writing to our secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date; provided, that if the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary of the previous year’s annual meeting date, such stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders provided, however, our restated certificate of incorporation provides that if any one stockholder, together with its affiliates, collectively holds a majority of the voting power of the then-outstanding shares of our capital stock, action may be taken without a meeting and vote, through the written consent of holders of the requisite number of votes necessary to authorize or take such action at a meeting.

Board of Directors. We do not have a classified board of directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Our restated bylaws provide that our directors may be removed with or without cause by the affirmative vote of the holders of a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors, and our restated certificate of incorporation and restated bylaws provide that any vacancy on our board of directors, including a vacancy resulting from an increase in the size of our board of directors, may be filled only by vote of a majority of our directors then in office.

Super Majority Stockholder Vote Required for Certain Actions. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this Exhibit entitled “Anti-takeover Effects of Our Restated Certificate of Incorporation, Restated Bylaws and Delaware Law.” This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. The affirmative vote of at least 80% of our outstanding voting stock is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.